                                  EXHIBIT 8.3

                      [ANDREWS & KURTH L.L.P. LETTERHEAD]

                                                        Supplemental Tax Opinion



                                March 26, 2001



First Horizon Asset Securities Inc.
4000 Horizon Way
Irving, Texas 75063

          Re:  First Horizon Asset Securities Inc.
               Mortgage Pass-Through Certificates,
               Series 2001-2

Ladies and Gentlemen:

     We have acted as counsel to First Horizon Asset Securities Inc., a Delaware corporation (the "Company"), in connection with the issuance and sale by the Company of (a) certain Classes of its Mortgage Pass-Through Certificates, Series 2001-2 (the "Publicly-Offered Certificates"), to Bear, Stearns & Co. Inc. (the "Underwriter"), pursuant to an Underwriting Agreement dated January 24, 2001, as supplemented by a terms agreement thereto dated as of March 26, 2001, each by and among First Horizon Home Loan Corporation, a Kansas corporation ("First Horizon"), the Company and the Underwriter, and (b) certain Classes of its Mortgage Pass-Through Certificates, Series 2001-2 (the "Privately-Offered Certificates"), to Bear, Stearns & Co. Inc. (the "Initial Purchaser"), pursuant to a Purchase Agreement dated January 24, 2001, as supplemented by a terms agreement thereto dated as of March 26, 2001, each by and among First Horizon, the Company and the Initial Purchaser. The Publicly-Offered Certificates and the Privately-Offered Certificates are referred to herein collectively as the "Certificates." The Certificates will be created pursuant to a Pooling and Servicing Agreement dated as of March 1, 2001 (the "Pooling and Servicing Agreement") by and among the Company, as Depositor, First Horizon, as Seller and Master Servicer, and The Bank of New York, as Trustee, and the Certificates will evidence the entire beneficial ownership interest in a trust fund (the "Trust Fund"), the assets of which will consist primarily of first lien, single family residential mortgage loans.

     The Publicly-Offered Certificates have been registered by means of a Registration Statement of the Company on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), under File No. 333-47798 which Registration Statement was declared effective by the Securities and Exchange Commission on January 9, 2001 (such Registration Statement, as amended to the date hereof, herein called the "Registration Statement"). We have participated in the preparation of the Registration Statement with respect to the Publicly-Offered Certificates and the Prospectus dated January 5, 2001 (the "Base Prospectus") and the related Prospectus Supplement dated March 26, 2001 (the "Prospectus Supplement"), which Base Prospectus and Prospectus Supplement will be

First Horizon Asset Securities Inc.
March 26, 2001

filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424 under the Securities Act (the Base Prospectus and the Prospectus Supplement, collectively, the "Prospectus").

     In connection with the foregoing, we have examined the originals or copies, certified or otherwise authenticated to our satisfaction, of the Registration Statement, the Prospectus and of such other instruments and documents as we have deemed necessary to review as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents submitted as copies.

     Based upon the foregoing and in reliance thereon, we are of the opinion that:

     Assuming (1) an election will be properly made to treat the assets of the Lower REMIC (as defined in the Pooling and Servicing Agreement) as a "real estate mortgage investment conduit" (REMIC) for Federal income tax purposes, and an election will be properly made to treat the assets of the Upper REMIC (as defined in the Pooling and Servicing Agreement) as a REMIC for Federal income tax purposes, (2) compliance with all provisions of the Pooling and Servicing Agreement, and (3) continuing compliance with the applicable provisions of the Code as it may be amended from time to time and any applicable Treasury regulations adopted thereunder, the Lower REMIC and the Upper REMIC will each qualify as a REMIC within the meaning of
     Section 860D of the Code, each of the Certificates, other than the Class A-RU and Class A-RL Certificates, issued pursuant to the Pooling and Servicing Agreement will represent a "regular interest" in a REMIC within the meaning of Section 860G(a)(1) of the Code and the Class A-RU and Class A-RL Certificates will represent the sole "residual interest" in the Upper REMIC and Lower REMIC, respectively, within the meaning of Section 860G(a)(2) of the Code.

     Our opinion is based upon our interpretations of current law, including court authority and existing Final and Temporary Regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein. This opinion letter is limited to the matters set forth herein, and no opinion is intended to be implied or may be inferred beyond that expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matters addressed therein will be properly presented to the applicable court. We must note that our opinion represents merely our best legal judgment on the matter presented and that others may disagree with our conclusion. Our opinion is not binding on the Internal Revenue Service or any court and there can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated. In the event any one of the statements, representations or assumptions we have relied upon to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

First Horizon Asset Securities Inc.
March 26, 2001


     We consent to the use and incorporation by reference of this opinion in the Registration Statement. In giving such consent we do not imply or admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

     We express no opinion as to the laws of any jurisdiction other than the laws of the United States.


                                        Respectfully submitted,


                                        ANDREWS & KURTH L.L.P.